Exhibit 4

CONFIDENTIALITY AGREEMENT

October 18, 2012

Precision Castparts Corp.

4650 SW Macadam Ave, Suite 300

Portland, OR 97239

Attn: Roger C. Cooke

          Senior Vice President and General Counsel

Ladies and Gentlemen:

In connection with Precision Castparts Corp.’s (“PCP”) evaluation of a possible transaction involving the stock (the “Transaction”) of Titanium Metals Corporation (the “Company”), each Party (as defined below) has requested information from the other Party. As a condition to each Party’s receipt of Confidential Information (as hereinafter defined), each Party agrees to treat the Confidential Information which is furnished to it or its Representatives (as defined below) by the other Party or any of its Representatives in accordance with the provisions of this Confidentiality Agreement (this “Agreement”) and to take or refrain from taking certain other actions herein set forth. PCP and the Company shall each be referred to herein as a “Party” and collectively as the “Parties”.

1.	Each Party recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that would result to such Party and its Affiliates (as defined below) if any of the Confidential Information is disclosed to any third party. Each Party hereby agrees that the Confidential Information will be used solely for the purpose of evaluating, negotiating and/or financing the Transaction and that all of the Confidential Information will be kept confidential in accordance with the terms of this Agreement; provided that any such information may be disclosed to each Party’s respective Representatives who are actually engaged in and need to know the Confidential Information for the purpose of evaluating, negotiating and/or financing the Transaction, who have been informed of the confidential nature of the Confidential Information, and who have been advised by such Party that such information is to be kept confidential and shall not be used for any purpose other than the evaluation, negotiation and/or financing of the Transaction. Each Party agrees that it shall be responsible for any breach of this Agreement by any of its respective Representatives. Notwithstanding the foregoing, the Company acknowledges and agrees that all Confidential Information that has been provided to PCP or any of its Representatives prior to the date hereof in connection with or in preparation for any notices or filings with any European governmental agencies has been provided by the Company or its Representatives pursuant to this Agreement and, subject to the following sentence, shall be deemed Confidential Information for purposes of this Agreement. The Company further acknowledges and agrees that certain Confidential Information, as described on Schedule A to this Agreement, has been provided on a confidential basis by PCP or its Representatives to certain European governmental agencies, and, notwithstanding anything to the contrary in this Agreement, the provision of such Confidential Information is expressly permitted hereby, shall not be deemed to be a breach of this Agreement and none of PCP, any of its Affiliates or any of its or their respective Representatives shall have any liability to the Company, any of its Affiliates or any of its or their respective Representatives in connection therewith.

2.	The term “Representatives” includes, as it applies to any party, such party’s directors, officers, employees, agents and Advisors (the term “Advisors” shall be defined herein to include, without limitation, advisors, financial advisors, investment bankers, in-house and outside attorneys, accountants, consultants, analysts, lenders and other potential sources of debt financing), if and only to the extent that such persons have actually been provided Confidential Information. The term “Confidential Information” means (i) all information furnished by the disclosing Party or any of its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, (ii) all analyses, compilations, forecasts, studies, interpretations or other documents prepared by receiving Party or its Representatives in connection with receiving Party’s evaluation of the Transaction (including, without limitation, such that reflects or is based upon, in whole or part, the information furnished to receiving Party or its Representatives pursuant hereto), and (iii) the fact that discussions or negotiations are taking place concerning a possible Transaction, and any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term “Confidential Information” does not include any information which at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by receiving Party or its Representatives in breach of this Agreement). The Confidential Information shall remain the property of the disclosing Party. No rights to use, license, or otherwise exploit the Confidential Information are granted to receiving Party, by implication or otherwise. Receiving Party will not by virtue of disclosing Party’s disclosure of the Confidential Information and/or receiving Party’s use of the Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the disclosing Party.

3.	Given the nature of the Confidential Information and the Parties’ current discussions, each Party would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information or of the Parties’ discussions or by any breach of this Agreement by the other Party. Without prejudice to the rights and remedies otherwise available to each Party, both Parties therefore, agree that each Party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement by the other Party. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity. If a court of competent jurisdiction determines that any Party has breached this Agreement, then the breaching Party shall be liable and pay to the non-breaching Party the reasonable costs and expenses (including attorney’s fees) incurred by the non-breaching Party in connection with such litigation, including any appeal therefrom.

4.

In the event either Party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) to disclose any of the contents of the Confidential Information, or either the fact that discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, each Party agrees that the other

Party and its Representatives may do so without liability, provided such Party (i) promptly notifies the other Party prior to any such disclosure to the extent legally permissible and practicable, (ii) cooperates with the other Party in any attempts it may make to obtain a protective order or other appropriate assurance that confidential treatment will be afforded the Confidential Information, and (iii) if no protective order is obtained and disclosure is required, (a) furnishes only that portion of the Confidential Information that, based on the advice of legal counsel, such Party is legally compelled to disclose, and (b) takes all reasonable measures to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

5.	The Company may elect at any time to terminate further access by PCP to the Confidential Information. At any time either Party determines not to proceed with the possible Transaction, such Party will promptly notify the other Party. Following any request by either Party or any of its Representatives, the other Party agrees (i) to promptly redeliver all written Confidential Information and any other written material containing or reflecting any of the Confidential Information in such Party’s possession or its Representatives’ possession, whether in hard-copy or machine readable form and including any copies thereof and (ii) all computer records, documents, memoranda, notes and other writings whatsoever prepared by such Party or its Representatives based on the Confidential Information will be destroyed; provided, however, that such Party and its Representatives shall be entitled to retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic electronic archiving and/or back-up procedures until such computer records and files have been deleted in the ordinary course, so long as such copies of Confidential Information are not accessed (except to the extent required by law) and such Confidential Information shall continue to be bound by the obligations of confidentiality and other obligations as provided herein. Notwithstanding the foregoing, each Party may maintain an archival copy of such Confidential Information under the direct control of the office of its or their General Counsel or compliance officer for legal compliance purposes, which copy shall remain bound by the obligations of confidentiality herein and shall not be subject to use or access by a person not employed by such General Counsel’s office or compliance office, as applicable, and which copy may be utilized solely to the extent necessary to permit such Party or its Representatives, as applicable, to comply, subject to the terms and conditions of this Agreement, with its required obligations. In addition, neither Party nor its Representatives shall be obligated to comply with a request to return and/or destroy Confidential Information that is incorporated into any of their respective board of director or committee minutes or that is required to be retained by any of them pursuant to applicable law, including but not limited to the Sarbanes-Oxley Act or a professional regulatory body or industry regulation, provided that any such retained Confidential Information shall be treated by such Party and/or its applicable Representatives in a confidential manner using at least the same degree of care as it provides to protect its own similar confidential information (and in any event not less than reasonable care consistent with industry best practices), which copies shall remain bound by the obligations of confidentiality hereof.

6.

Each Party understands and acknowledges that neither the other Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. Each Party agrees that neither the other Party nor any of its Representatives shall have any liability to such Party or any of its Representatives relating to or resulting from such Party’s or its Representatives’ use of the Confidential Information or any errors therein or omissions therefrom. PCP further understands and agrees that (i) the Company (a) shall be free to conduct the process for a Transaction as it in its sole discretion shall determine (including changing or terminating such process, providing any information to any other Person, negotiating with any other Person or entering into a definitive agreement with any other Person with respect to any transaction, in each case, at any time and without notice to PCP or any other Person) and (b) shall be free at its sole discretion to at any time to accept or reject any proposal relating to the Company for any reason without notice to PCP or any other Person, and (ii) PCP shall have no claim against the Company or any of its representatives in connection with any of the foregoing.

7.	For a period of one (1) year after the date hereof, each Party agrees not to solicit for employment any of the current employees of the other Party to whom the first Party had been directly or indirectly introduced or otherwise had initial contact with as a result of its consideration of a Transaction, so long as they are employed by the other Party; provided that this Agreement shall not prohibit either Party or any of its Representatives from (x) hiring any such employee who responds to any general solicitation performed by the such Party or any of its Representatives that is not specifically targeted at such persons, (y) soliciting any employee of the other Party following the consummation of a Transaction or any other potential similar transaction or (z) responding to any person who initiates contact with such Party regarding potential employment.

8.	Each Party hereby represents and warrants that such Party is not bound by the terms of a confidentiality agreement or other agreement with a third party that would conflict with any of its obligations under this Agreement.

9.	In accepting and reviewing the Confidential Information, PCP represents and warrants that it is acting solely for itself. Subject to Section 13 of this Agreement, PCP further represents and warrants that PCP has not discussed and hereby covenants that unless PCP has first received the written consent of the Company, PCP will not discuss or share with any third party other than any of PCP’s Representatives any aspect of the Confidential Information or the fact that the Company is interested in a proposed Transaction, either on its own or in conjunction with any other interested Person in violation of this Agreement. PCP acknowledges that the effect of this covenant is that without the full disclosure to and the written consent of the Company, PCP cannot act as agent, partner, co-participant or co-venturer for any third party or third parties with respect to a proposed Transaction. In order to obtain the consent of the Company, which the Company is entitled to withhold in its sole discretion, PCP shall notify the Company of the identity of each Person for whom or with whom PCP had considered pursuing a possible Transaction, and the nature and interest PCP and each such Person would have in respect of such possible Transaction.

10.

Each Party agrees that, unless and until a binding agreement is entered into between the Company and PCP with respect to the Transaction, (a) no contract or agreement providing for any Transaction shall be deemed to exist, (b) no obligation, commitment or undertaking of any kind whatsoever with respect to any Transaction shall be implied and (c) neither the Company nor PCP will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement or any other written or oral expression, except, in the case of this Agreement, with respect to the matters specifically agreed to herein. Except as provided in Paragraphs 8, 9, and 12 herein, nothing contained in any discussions between PCP and the Company or in any Confidential Information shall be deemed to constitute a representation or warranty. Except for the matters set forth in this Agreement or in any such binding agreement, neither Party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, any custom, usage of trade, course of dealing or conduct.

11.	Except as provided in Section 13 of this Agreement, PCP agrees that all (i) communications regarding the Transaction, (ii) requests for additional Confidential Information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed only to Andy Nace at anace@valhi.net or any other representative of the Company’s general counsel office designated from time to time by the Company in writing. Except as provided in Section 13, without the other Party’s prior written consent, neither Party shall, and each Party shall direct its Representatives not to, make any contact of any nature regarding a proposed Transaction (including inquiries or requests concerning Confidential Information) with any supplier, customer, labor union, landlord, lessor, bank or other lender of or to the other Party or any of their Affiliates.

12.	Except as provided in Section 13 of this Agreement, in consideration for the Confidential Information of the Company being furnished to PCP under this Agreement, PCP agrees that, for a period of twelve (12) months after the date hereof (the “Standstill Period”), PCP shall not and shall cause its Affiliates not to, and neither PCP nor such affiliate shall assist or encourage others to directly or indirectly, acting alone or in concert with others, in each case unless specifically requested in writing in advance by the Company:

(a)	acquire or agree, offer, seek or propose to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any shares or any class of voting securities issued by the Company, or any rights or options to acquire such ownership (including from a third party);

(b)	offer, seek or propose a merger, consolidation or similar transaction involving the Company;

(c)	offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company;

(d)	seek or propose to influence or control the management or policies of the Company or obtain representation on the Company’s Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Company or request a list of the Company’s stockholders; or

(e)	publicly seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing.

PCP also agrees during the term of this Agreement not to publicly request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Nothing herein shall preclude PCP’s ability to advise the Company, its Board of Directors, or its legal and financial advisors on a confidential, nonpublic basis, of the terms and conditions of any proposed Transaction PCP is currently considering. The obligations set forth in this Paragraph 12 shall terminate in the event that, in absence of any breach by PCP of its obligations under this Agreement, (i) a Person, entity or group unaffiliated with PCP has commenced a bona fide tender or exchange offer for at least a majority of the Company’s outstanding shares, or (ii) the Company enters into a definitive agreement with a third party for the acquisition of a majority of the Company’s shares or the sale of all or substantially all of the Company’s assets.

Notwithstanding anything in this Agreement to the contrary, following the expiration of the Standstill Period, PCP and its affiliates shall not be prohibited by this Agreement from (i) taking any of the actions prohibited under this Section 12 during the Standstill Period, including without limitation, acquiring or offering to acquire any class of voting securities issued by the Company through a tender offer or otherwise, (ii) using the Confidential Information obtained pursuant to this Agreement specifically for the purpose of taking any such action contemplated pursuant to this Section and (iii) disclosing, to the extent required by applicable law as determined in good faith by PCP upon the advice of counsel, in any tender offer documents filed or furnished with the Securities and Exchange Commission, any Confidential Information received pursuant to this Agreement.

13.	Notwithstanding anything to the contrary in this Agreement, the Company acknowledges that PCP and certain of its Representatives have had discussions and negotiations with Contran Corporation and certain of its affiliates and Representatives (collectively, “Contran”) regarding a potential Transaction.

14.	Notwithstanding anything to the contrary in this Agreement, this Agreement shall not prohibit any disclosure by either Party of the fact that discussions or negotiations are taking place concerning a possible Transaction or of information with respect to terms, conditions or other facts with respect to a possible Transaction to the extent required by securities laws or stock exchange rules as determined in good faith by such Party upon the advice of counsel. In addition, the Company may disclose the fact that discussions or negotiations are taking place concerning a possible Transaction, or information with respect to terms, conditions or other facts with respect to a possible Transaction, in the context of any “market check” performed by the Company, provided that PCP’s identity (and any description of PCP or its business which could allow a Person to reasonably determine PCP’s identity), and any proposed price in any possible Transaction, shall remain strictly confidential.

15.	Each Party hereby acknowledges that it is aware, and will advise each of their respective Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws restrict any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

16.	Notwithstanding anything contained herein to the contrary in this Agreement, nothing contained herein shall be defined, construed, or otherwise interpreted to limit or restrict any Party’s or any of its respective Representatives’, or any of its or their respective affiliates’, rights to engage in their respective businesses in the ordinary course, including ordinary course communications and commercial transactions between the Parties and their respective Representatives.

17.	This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and each Party agrees not to commence any action, suit, or proceeding relating thereto except in such courts, and further agrees that any service of any process, summons, notice or document by US registered mail or internationally recognized carrier to such Party’s address set forth above shall be effective service of process in any action, suit or proceeding brought against such Party in any such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18.	The provisions of this Agreement shall be binding solely upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, expressly including any successor to or acquirer of the Company. Neither this Agreement nor any of the rights and/or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment or transfer by either Party not in accordance herewith shall be null and void ab initio.

19.	This Agreement represents the entire understanding and agreement of the Parties and may be modified only by a separate written agreement executed by each Party expressly modifying this Agreement. This Agreement supersedes and cancels any and all prior agreements between the Parties, express or implied, relating to the Transaction.

20.	In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Parties’ intention with respect to such invalid or unenforceable term or provision.

21.	The failure or refusal of either Party to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

22.	For purposes of this Agreement, except as otherwise defined herein: (a) “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (for this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise); and (b) “Person” shall be broadly interpreted to include any individual, corporation, company, partnership, limited liability company, trust or other group or entity (including any court, government or agency, commission, board or authority thereof, federal, state or local, domestic, foreign or multinational).

23.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

24.	This Agreement shall terminate upon the earlier to occur of (i) the closing of the Transaction contemplated by this Agreement, and (ii) twenty-four (24) months after the date hereof, after which time this Agreement and the obligations of the Parties hereunder shall have no further force or effect; provided, however, that with respect to Confidential Information that is stamped or specifically identified on the master index at the time of delivery as “Specified Sensitive Information”, the receiving Party’s obligations of confidentiality pursuant to this Agreement shall survive indefinitely, so long as neither the Company nor any of its Representatives provides to PCP or any of its Representatives any such “Specified Sensitive Information” without PCP’s prior written consent.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,

TITANIUM METALS CORPORATION

By:	/s/ James W. Brown
Name:	James W. Brown
Title:	Vice President and Chief Financial Officer

ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

PRECISION CASTPARTS CORP.

By:	/s/ Roger A. Cooke
Name:	Roger A. Cooke
Title:	Senior Vice President and General Counsel

Schedule A to Confidentiality Agreement

Companies	Country	Role	Turnover (million EUR)		Year of Turnover
			World	Community
Titanium Metals Corporation	USA	T1	751	261	2011

The Transaction

The transaction concerns the proposed acquisition of control of Titanium Metals Corporation by Precision Castparts through a public tender offer, which is to be filed with the US Stock Exchange Authority. The proposed transaction meets the turnover thresholds set out in Article 1(2) of the EC Merger Regulation and therefore constitutes a concentration which has a Community dimension.

[1]	T = Target